Exhibit 99.1

CALIFORNIA BANCORP REPORTS NET INCOME OF $16.8 MILLION

FOR THE FOURTH QUARTER AND $5.4 MILLION FOR THE FULL YEAR OF 2024

San Diego, Calif., January 29, 2025 – California BanCorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for California Bank of Commerce, N.A. (the “Bank”) announces its consolidated financial results for the fourth quarter and full year of 2024.

The Company reported net income of $16.8 million, or $0.51 per diluted share, for the fourth quarter of 2024, compared to a net loss of $16.5 million, or $0.59 per diluted share for the third quarter of 2024, and net income of $4.4 million, or $0.24 per diluted share for the fourth quarter of 2023. The Company reported net income of $5.4 million, or $0.22 per diluted share, for the full year of 2024, compared to net income of $25.9 million, or $1.39 per diluted share for the full year of 2023.

“I’m pleased to report our strong fourth quarter earnings of $16.8 million, the result of a full quarter of combined operations after our July 31, 2024, merger close,” said David Rainer, Executive Chairman of the Company and Bank. “We continue to derisk our consolidated balance sheet and are making significant headway in reducing our exposure in the Sponsor Finance portfolio. Additionally, we are rapidly reducing our reliance on brokered deposits, which despite the reduction of the high-yielding Sponsor Finance product, has allowed us to maintain a consistent, strong net interest margin. We are focused on building tangible book value, which increased to $11.71 in the fourth quarter, up $0.43 from the prior quarter, and up $0.79 in the five months since the merger close. While we are pleased to report these strong financial results, we, along with all our fellow Southern California residents, have been through a very difficult period due to the recent wildfires and we are working with all our constituents to assist them in any way we can.”

“On behalf of the Company and the Bank, I want to express our condolences to all our neighbors, clients and employees that have been affected by the recent Southern California wildfires,” said Steven Shelton, CEO of the Company and the Bank. “You are in our thoughts and prayers and will remain so as we work to rebuild and recover going forward. Except for the one-day closure of one branch as a precautionary measure for the safety of our employees, I’m pleased to report there were no other disruptions to our operations and all other offices remained open. We are fortunate to report that the fires are expected to have a minimal impact on our loan portfolio, and we continue to focus on providing outstanding service to our combined client base throughout California, and on building shareholder value.”

Fourth Quarter 2024 Highlights

●	Net income of $16.8 million or $0.51 diluted earnings per share for the fourth quarter; adjusted net income (non-GAAP1) was $17.2 million or $0.53 per share for the fourth quarter.

●	Net interest margin of 4.61%, compared with 4.43% in the prior quarter; average total loan yield of 6.84% compared with 6.79% in the prior quarter.

●	Reversal of provision for credit losses of $3.8 million for the fourth quarter, compared with a provision for credit losses of $23.0 million for the prior quarter, of which $21.3 million was due to the day one provision for credit losses on non-purchased credit deteriorated (“non-PCD”) loans and unfunded loan commitments related to the merger with California BanCorp (the “Merger”).

●	Return on average assets of 1.60%, compared with (1.82)% in the prior quarter.

●	Return on average common equity of 13.21%, compared with (15.28)% in the prior quarter.

1 Reconciliations of non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

●	Efficiency ratio (non-GAAP1) of 57.4% compared with 98.9% in the prior quarter; excluding Merger related expenses the efficiency ratio was 55.9%, compared with 60.5% in the prior quarter.

●	Tangible book value per common share (“TBV”) (non-GAAP1) of $11.71 at December 31, 2024, up $0.43 from $11.28 at September 30, 2024.

●	Total assets of $4.03 billion at December 31, 2024, compared with $4.36 billion at September 30, 2024.

●	Total loans, including loans held for sale of $3.16 billion at December 31, 2024, compared with $3.23 billion at September 30, 2024.

●	Nonperforming assets to total assets ratio of 0.76% at December 31, 2024, compared with 0.68% at September 30, 2024.

●	Allowance for credit losses (“ACL”) was 1.71% of total loans held for investment at December 31, 2024; allowance for loan losses (“ALL”) was 1.61% of total loans held for investment at December 31, 2024.

●	Total deposits of $3.40 billion at December 31, 2024, decreased $342.2 million or 9.1% compared with $3.74 billion at September 30, 2024.

●	Noninterest-bearing demand deposits of $1.26 billion at December 31, 2024, a decrease of $111.3 million or 8.1% from September 30, 2024; noninterest bearing deposits represented 37.0% of total deposits, compared with $1.37 billion, or 36.6% of total deposits at September 30, 2024.

●	Total brokered deposits of $121.1 million, a decrease of $101.5 million from September 30, 2024.

●	Cost of deposits was 1.87%, compared with 2.09% in the prior quarter.

●	Cost of funds was 1.99%, compared with 2.19% in the prior quarter.

●	The Company’s preliminary capital exceeds minimums required to be “well-capitalized,” the highest regulatory capital category.

Full Year 2024 Highlights

●	Merger closed on July 31, 2024, whereby predecessor California BanCorp (“CALB”) merged with and into the Company and California Bank of Commerce merged with and into the Bank. CALB had total loans of $1.43 billion, total assets of $1.91 billion, and total deposits of $1.64 billion. The Merger created a bank holding company with approximately $4.25 billion in assets and 14 branches across California, with approximately 300 employees serving our communities. Total aggregate consideration paid for the Merger was approximately $216.6 million and resulted in approximately $74.7 million of preliminary goodwill, subject to adjustment in accordance with ASC 805.

●	Net income of $5.4 million, down $20.5 million, or 79.0% from the prior year largely due to the after-tax one-time day one provision for credit losses related to non-PCD loans and unfunded loan commitments of $15.0 million and merger related expenses of $12.0 million; adjusted net income (non-GAAP1) was $32.4 million or $1.32 per share for the year.

●	Diluted earnings per share of $0.22, down $1.17, or 84.2% from the prior year.

●	Total loan interest income increased to $160.0 million, up $46.0 million or 40.4% from the prior year largely due to the Merger.

●	Net interest margin of 4.28% for 2024, compared with 4.33% in the prior year; average loan yield was 6.55%, up from 5.94% in the prior year.

●	Efficiency ratio (non-GAAP1) of 76.6%, compared to 61.3% in the prior year; excluding merger related expenses the efficiency ratio was 63.8%, compared with 61.3% in the prior year.

●	Provision for credit losses of $21.7 million, of which $21.3 million was due to the day one provision for credit losses on non-PCD loans and unfunded loan commitments in connection with the Merger, compared to $915 thousand for the year ended December 31, 2023.

●	Total assets of $4.03 billion, up $1.7 billion or 70.8% from December 31, 2023, largely due to the Merger.

●	Total loans, including loans held for sale, increased to $3.16 billion, up $1.2 billion from December 31, 2023, largely due to the Merger, with the fair value of the acquired loans totaling $1.36 billion.

●	Total deposits of $3.40 billion, up $1.46 billion from December 31, 2023, largely due to the $1.64 billion of deposits acquired in the Merger.

●	Noninterest-bearing demand deposits were $1.26 billion, representing 37.0% of total deposits, compared to $675.1 million, or 34.7% of total deposits at December 31, 2023.

●	Cost of deposits was 2.01%, up from 1.37% in the prior year.

●	Tangible book value per common share (“TBV”) (non-GAAP1) of $11.71 at December 31, 2024, down $1.85 from December 31, 2023.

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Fourth Quarter Operating Results

Net Income

Net income for the fourth quarter of 2024 was $16.8 million, or $0.51 per diluted share, compared with a net loss of $16.5 million, or a loss of $0.59 per diluted share in the third quarter of 2024. Our third quarter results were negatively impacted by a day one $15.0 million after-tax current expected credit losses (“CECL”)-related provision for credit losses on non-PCD loans and unfunded loan commitments related to the merger, or $0.54 loss per diluted share, and $10.6 million of after-tax merger expenses, or $0.38 loss per diluted share. Pre-tax, pre-provision income (non-GAAP1) for the fourth quarter was $19.4 million, an increase of $19.0 million from the prior quarter. Excluding the merger and related expenses, the adjusted pre-tax, pre-provision income (non-GAAP1) for the fourth quarter was $20.1 million, an increase of $5.0 million from the prior quarter. The net income and diluted earnings per share increases for all of the periods presented were largely driven by the Merger and the operating results since the closing date of the Merger.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2024 was $44.5 million, compared with $36.9 million in the prior quarter. The increase in net interest income was primarily due to an $8.4 million increase in total interest and dividend income, partially offset by an $832 thousand increase in total interest expense in the fourth quarter of 2024, as compared to the prior quarter. During the fourth quarter of 2024, loan interest income increased $7.3 million, of which $6.1 million was related to accretion income from the net purchase accounting discounts on acquired loans, total debt securities income increased $10 thousand, and interest and dividend income from other financial institutions increased $1.2 million. The increase in interest income was mainly due to reporting a full quarter of combined operations for the fourth quarter of 2024 and primarily driven by the mix of interest-earning assets added by the Merger and the impact of the accretion and amortization of fair value interest rate marks. Average total interest-earning assets increased $526.5 million in the fourth quarter of 2024, the result of a $401.3 million increase in average total loans, a $260.4 million increase in average deposits in other financial institutions and a $5.8 million increase in average restricted stock investments and other bank stock, partially offset by a $1.3 million decrease in average total debt securities and a $139.8 million decrease in average Fed funds sold/resale agreements. The increase in interest expense for the fourth quarter of 2024 was primarily due to a $466 thousand increase in interest expense on interest-bearing deposits, the result of a $217.9 million increase in average interest-bearing deposits, coupled with a $17.2 million increase in average subordinated debt, partially offset by a 22 basis point decrease in average interest-bearing deposit costs, and a $9 thousand decrease in interest expense on Federal Home Loan Bank (“FHLB”) borrowings, the result of a $611 thousand decrease in average FHLB borrowings in the fourth quarter of 2024.

Net interest margin for the fourth quarter of 2024 was 4.61%, compared with 4.43% in the prior quarter. The increase was primarily related to a 20 basis point decrease in the cost of funds, partially offset by a one basis point decrease in the total interest-earning assets yield. The yield on total average interest-earning assets in the fourth quarter of 2024 was 6.48%, compared with 6.49% in the prior quarter. The yield on average total loans in the fourth quarter of 2024 was 6.84%, an increase of five basis points from 6.79% in the prior quarter. Accretion income from the net purchase accounting discounts on acquired loans was $6.1 million, increasing the yield on average total loans by 76 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $467 thousand, the combination of which increased the net interest margin by 58 basis points in the fourth quarter of 2024.

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Cost of funds for the fourth quarter of 2024 was 1.99%, a decrease of 20 basis points from 2.19% in the prior quarter. The decrease was primarily driven by a 22 basis point decrease in the cost of average interest-bearing deposits, and an increase in average noninterest-bearing deposits, partially offset by an increase of 26 basis points in the cost of total borrowings, which was driven primarily by the amortization expense of $559 thousand from the purchase accounting discounts on acquired subordinated debt which increased the cost on total borrowing by 320 basis points. Average noninterest-bearing demand deposits increased $251.7 million to $1.28 billion and represented 36.3% of total average deposits for the fourth quarter of 2024, compared with $1.03 billion and 33.6%, respectively, in the prior quarter; average interest-bearing deposits increased $217.9 million to $2.26 billion during the fourth quarter of 2024. The total cost of deposits in the fourth quarter of 2024 was 1.87%, a decrease of 22 basis points from 2.09% in the prior quarter. The cost of total interest-bearing deposits decreased primarily due to the Company’s deposit repricing strategy and the ongoing pay off of high cost brokered deposits and California State certificates of deposit in the fourth quarter of 2024.

Average total borrowings increased $16.6 million to $69.4 million in the fourth quarter of 2024, primarily due to an increase of $17.2 million in average subordinated debt acquired in the Merger, partially offset by a decrease of $611 thousand in average FHLB borrowings during the fourth quarter of 2024. The average cost of total borrowings was 7.97% for the fourth quarter of 2024, up from 7.71% in the prior quarter.

(Reversal of) Provision for Credit Losses

The Company recorded a reversal of provision for credit losses of $3.8 million in the fourth quarter of 2024, compared to a provision for credit losses of $23.0 million in the prior quarter. The decrease was largely related to the third quarter provision for credit losses including the effects of the Merger, and the resulting one-time initial provision for credit losses on acquired non-PCD loans of $18.5 million and unfunded loan commitments of $2.7 million. Total net charge-offs were $154.0 thousand in the fourth quarter of 2024, which included $103 thousand from an acquired consumer solar loan portfolio and $51 thousand from a commercial real-estate loan. The provision for credit losses in the fourth quarter of 2024 included a $1.0 million reversal of provision for unfunded loan commitments related to the decrease in unfunded loan commitments during the fourth quarter of 2024, coupled with lower loss rates, offset by higher average funding rates used to estimate the allowance for credit losses on unfunded commitments. Total unfunded loan commitments decreased $108.6 million to $925.3 million at December 31, 2024, compared to $1.03 billion in unfunded loan commitments at September 30, 2024.

The reversal of provision for credit losses for loans held for investment in the fourth quarter of 2024 was $2.9 million, a decrease of $22.6 million for the fourth quarter of 2024 from a provision for credit losses of $19.7 million in the prior quarter. The decrease was driven primarily by the third quarter amount including the one-time initial provision for credit losses on acquired non-PCD loans and decreases in legacy special mention loans and loans held for investment. Additionally, qualitative factors, coupled with changes in the portfolio mix and in the reasonable and supportable forecast, primarily related to the economic outlook for California, which were partially offset by an increase in legacy substandard accruing loans, were factors related to the decrease in the provision for credit losses. The Company’s management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it has appropriately provisioned for the current environment.

Noninterest Income

The Company recorded noninterest income of $1.0 million in the fourth quarter of 2024, a decrease of $170 thousand compared to $1.2 million in the third quarter of 2024. The Company reported a loss on sale of loans of $1.1 million, related to the sale of certain Sponsor Finance loans, in the fourth quarter of 2024, compared to a gain on sale of loans of $8 thousand in the prior quarter. There was no gain on SBA 7A loan sales in the third and fourth quarters of 2024. Bank owned life insurance income of $823 thousand in the fourth quarter of 2024 increased $425 thousand from the prior quarter. Service charges and fees on deposit accounts of $911 thousand in the fourth quarter of 2024 decreased $225 thousand from the prior quarter, related to the one-time waiver of analysis charges for certain deposit accounts in light of the core system conversion. Other charges and fees income increased to $208 thousand in the fourth quarter of 2024, compared to a loss of $450 thousand in the prior quarter, primarily related to a $614 thousand valuation allowance on other real estate owned (“OREO”) due to a decline in the fair value of the underlying property in the third quarter of 2024. No comparable valuation allowance on OREO was recorded in the fourth quarter of 2024.

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Noninterest Expense

Total noninterest expense for the fourth quarter of 2024 was $26.1 million, a decrease of $11.6 million from total noninterest expense of $37.7 million in the prior quarter, which was largely due to the decrease in merger related expenses.

Salaries and employee benefits increased $689 thousand during the quarter to $16.1 million. The increase in salaries and employee benefits was primarily related to the growth in headcount due to the Merger, partially offset by the third quarter amount including the one-time costs associated with non-continuing directors, executives and employees of $1.4 million. Merger and related expenses in connection with the Merger decreased $14.0 million during the quarter to $643 thousand. Data processing and communications of $2.0 million in the fourth quarter of 2024 increased by $424 thousand, due primarily to increases in transaction volume from both organic growth and the Merger. Intangible assets amortization of $1.1 million in the fourth quarter of 2024 increased by $373 thousand, due primarily to a full quarter of amortization of the core deposit intangible asset acquired in the Merger, compared with only two months of amortization of the asset in the prior quarter. Other expenses of $2.1 million in the fourth quarter of 2024 increased by $443 thousand, due primarily to higher loan related expenses, customer service related expenses, travel expenses and insurance expenses.

Efficiency ratio (non-GAAP1) for the fourth quarter of 2024 was 57.4%, compared to 98.9% in the prior quarter. Excluding the merger and related expenses of $643 thousand and $14.6 million, the efficiency ratio (non-GAAP1) for the fourth and third quarters of 2024 would have been 55.9% and 60.5%, respectively.

Income Tax

In the fourth quarter of 2024, the Company’s income tax expense was $6.5 million, compared with a $6.1 million income tax benefit in the third quarter of 2024. The effective rate was 27.9% for the fourth quarter of 2024 and 26.9% for the third quarter of 2024. The increase in the effective tax rate for the fourth quarter of 2024 was primarily attributable to the impact of the non-tax deductible portion of the merger expenses and the vesting and exercise of equity awards combined with changes in the Company’s stock price over time, partially offset by the impact of the tax on the excess executive compensation.

Balance Sheet

Assets

Total assets at December 31, 2024 were $4.03 billion, a decrease of $331.1 million or 7.6% from September 30, 2024. The decrease in total assets from the prior quarter was primarily related to a decrease in cash and cash equivalents of $226.3 million and a decrease in loans, including loans held for sale, of $77.1 million as compared to the prior quarter. These decreases primarily relate to the decreases in wholesale funding sources and the Sponsor Finance portfolio from loan sales and payoffs.

Loans

Total loans held for investment were $3.14 billion at December 31, 2024, a decrease of $60.5 million, compared to September 30, 2024, primarily the result of Sponsor Finance loans sales and loan payoffs in the amount of $90.8 million. During the fourth quarter of 2024, there were new originations of $128.5 million and net advances of $25.6 million, offset by loan sales and payoffs of $214.5 million, and the partial charge-off of loans in the amount of $154 thousand. Total loans secured by real estate decreased by $5.1 million, construction and land development loans decreased by $20.6 million, commercial real estate and other loans increased by $11.8 million, 1-4 family residential loans increased by $11.9 million and multifamily loans decreased by $8.1 million. Commercial and industrial loans decreased by $54.5 million, and consumer loans decreased by $1.0 million. The Company had $17.2 million in loans held for sale at December 31, 2024, compared to $33.7 million at September 30, 2024.

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Deposits

Total deposits at December 31, 2024 were $3.40 billion, a decrease of $342.2 million from September 30, 2024. The decrease primarily consisted of $111.3 million noninterest-bearing demand deposits, $73.9 million interest-bearing non-maturity deposits, and $157.0 million time deposits. Noninterest-bearing demand deposits at December 31, 2024, were $1.26 billion, or 37.0% of total deposits, compared with $1.37 billion, or 36.6% of total deposits at September 30, 2024. At December 31, 2024, total interest-bearing deposits were $2.14 billion, compared to $2.37 billion at September 30, 2024. At December 31, 2024, total brokered time deposits were $121.1 million, compared to $222.6 million at September 30, 2024. The Company offers the Insured Cash Sweep (ICS) product, Certificate of Deposit Account Registry Service (CDARS), and Reich & Tang Deposit Solutions (R&T) network, all ~~o~~f which provide reciprocal deposit placement services to fully qualified large customer deposits for FDIC insurance among other participating banks. At December 31, 2024, total reciprocal deposits were $754.4 million, or 22.2% of total deposits at December 31, 2024, compared to $839.7 million , or 22.4% of total deposits at September 30, 2024.

Federal Home Loan Bank (“FHLB”) and Liquidity

At December 31, 2024 and September 30, 2024, the Company had no overnight FHLB borrowings. There were no outstanding Federal Reserve Discount Window borrowings at December 31, 2024 or September 30, 2024.

At December 31, 2024, the Company had available borrowing capacity from an FHLB secured line of credit of approximately $753.9 million and available borrowing capacity from the Federal Reserve Discount Window of approximately $318.5 million. The Company also had available borrowing capacity from four unsecured credit lines from correspondent banks of approximately $90.5 million at December 31, 2024, with no outstanding borrowings. Total available borrowing capacity was $1.16 billion at December 31, 2024. Additionally, the Company had unpledged liquid securities at fair value of approximately $129.4 million and cash and cash equivalents of $388.2 million at December 31, 2024.

Asset Quality

Total non-performing assets increased slightly to $30.6 million, or 0.76% of total assets at December 31, 2024, compared with $29.8 million, or 0.68% of total assets at September 30, 2024.

There were no loans downgraded to nonaccrual during the fourth quarter of 2024. Non-performing assets in the fourth quarter of 2024 included OREO, net of valuation allowance, of $4.1 million related to a multifamily building, the same balance as the prior quarter.

Total non-performing loans increased slightly to $26.5 million, or 0.85% of total loans held for investment at December 31, 2024, compared with $25.7 million, or 0.80% of total loans held for investment at September 30, 2024.

Special mention loans decreased by $24.1 million during the fourth quarter of 2024 to $69.3 million, including $25.5 million of non-PCD loans and $10.1 million of purchase credit deteriorated (“PCD”) loans, at December 31, 2024. The decrease in the special mention loans was due mostly to a $9.0 million payoff, $24.5 million in downgrades to substandard accruing loans and $8.4 million in upgrades to Pass loans, partially offset by $18.1 million in downgrades from Pass loans. Substandard loans increased by $13.6 million during the fourth quarter of 2024 to $117.9 million, including $11.0 million of non-PCD loans, $55.9 million PCD loans and $14.1 million nonaccrual PCD loans, at December 31, 2024. The increase in the substandard loans was due primarily to $29.8 million in downgrades and $2.9 million in net advances, partially offset by a $17.3 million in payoffs, $1.7 million in upgrades to Pass and $103 thousand in charge-offs.

The Company had $150 thousand in consumer solar loans that were over 90 days past due and still accruing interest at December 31, 2024, compared to $37 thousand in such delinquencies at September 30, 2024.

There were $12.2 million in loan delinquencies (30-89 days past due, excluding nonaccrual loans) at December 31, 2024, compared to $19.1 million in such loan delinquencies at September 30, 2024.

The allowance for credit losses, which is comprised of the allowance for loan losses (“ALL”) and reserve for unfunded loan commitments, totaled $53.6 million at December 31, 2024, compared to $57.6 million at September 30, 2024. The $4.0 million decrease in the allowance for credit losses included a $2.9 million and $968 thousand reversal of provision for credit losses for the loan portfolio and reserve for unfunded loan commitments, respectively, partially offset by total net charge-offs of $145 thousand for the quarter ended December 31, 2024.

The ALL was $50.5 million, or 1.61% of total loans held for investment at December 31, 2024, compared with $53.6 million, or 1.67% at September 30, 2024.

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Capital

Tangible book value (non-GAAP1) per common share at December 31, 2024, was $11.71, compared with $11.28 at September 30, 2024. In the fourth quarter of 2024, tangible book value was primarily impacted by net income of $16.8 million for the fourth quarter, stock-based compensation expense, and an increase in net of tax unrealized losses on available-for-sale debt securities. Other comprehensive losses related to unrealized losses, net of taxes, on available-for-sale debt securities increased by $3.8 million to $6.6 million at December 31, 2024, from $2.9 million at September 30, 2024. The increase in the unrealized losses, net of taxes, on available-for-sale debt securities was attributable to non-credit related factors , including an increase in bond prices at the long end of the yield curve, even as the Federal Reserve decreased the Fed funds rate by 25 basis points in December 2024. Tangible common equity (non-GAAP1) as a percentage of total tangible assets (non-GAAP1) at December 31, 2024, increased to 9.69% from 8.58% in the prior quarter, and unrealized losses, net of taxes, on available-for-sale debt securities as a percentage of tangible common equity (non-GAAP1) at December 31, 2024 increased to 1.8% from 0.8% in the prior quarter.

The Company’s preliminary capital exceeds minimums required to be “well-capitalized” at December 31, 2024.

ABOUT CALIFORNIA BANCORP

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices and four loan production offices serving Northern and Southern California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.bankcbc.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. Examples of forward-looking statements include, among others, statements regarding expectations, plans or objectives for future operations, products or services, loan recoveries, projections, expectations regarding the adequacy of reserves for credit losses and statements about the benefits of the Merger, as well as forecasts relating to financial and operating results or other measures of economic performance. Forward-looking statements reflect management’s current view about future events and involve risks and uncertainties that may cause actual results to differ from those expressed in the forward-looking statement or historical results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” “project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions.

Factors that could cause or contribute to results differing from those in or implied in the forward-looking statements include but are not limited to risk related to the Merger, including the risks that costs may be greater than anticipated, cost savings may be less than anticipated, and difficulties in retaining senior management, employees or customers, the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks, changes in real estate markets and valuations; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations and general economic conditions, either nationally or locally in the areas in which the Company conducts business; increases in competitive pressures among financial institutions and businesses offering similar products and services; general credit risks related to lending, including changes in the value of real estate or other collateral, the financial condition of borrowers, the effectiveness of our underwriting practices and the risk of fraud; higher than anticipated defaults in the Company’s loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses or the factors the Company uses to determine the allowance for credit losses; changes in demand for loans and other products and services offered by the Company; the costs and outcomes of litigation; legislative or regulatory changes or changes in accounting principles, policies or guidelines and other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) and other documents the Company may file with the SEC from time to time.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and other documents the Company files with the SEC from time to time.

Any forward-looking statement made in this release is based only on information currently available to management and speaks only as of the date on which it is made. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements or to conform such forward-looking statements to actual results or to changes in its opinions or expectations, except as required by law.

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California BanCorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended			At or for the Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	($ in thousands except share and per share data)
EARNINGS
Net interest income	$44,541	$36,942	$22,559	$122,984	$94,138
(Reversal of) provision for credit losses	$(3,835)	$22,963	$824	$21,690	$915
Noninterest income (expense)	$1,004	$1,174	$(102)	$4,760	$3,379
Noninterest expense	$26,125	$37,680	$15,339	$97,791	$59,746
Income tax expense (benefit)	$6,483	$(6,063)	$1,882	$2,830	$10,946
Net income (loss)	$16,772	$(16,464)	$4,412	$5,433	$25,910
Pre-tax pre-provision income (1)	$19,420	$436	$7,118	$29,953	$37,771
Adjusted pre-tax pre-provision income (1)	$20,063	$15,041	$7,118	$46,241	$37,771
Diluted earnings (loss) per share	$0.51	$(0.59)	$0.24	$0.22	$1.39
Shares outstanding at period end	32,265,935	32,142,427	18,369,115	32,265,935	18,369,115

PERFORMANCE RATIOS
Return on average assets	1.60%	(1.82)%	0.75%	0.18%	1.12%
Adjusted return on average assets (1)	1.64%	1.01%	0.75%	1.05%	1.12%
Return on average common equity	13.21%	(15.28)%	6.21%	1.43%	9.48%
Adjusted return on average common equity (1)	13.57%	8.44%	6.21%	8.53%	9.48%
Yield on total loans	6.84%	6.79%	6.08%	6.55%	5.94%
Yield on interest earning assets	6.48%	6.49%	5.85%	6.26%	5.69%
Cost of deposits	1.87%	2.09%	1.81%	2.01%	1.37%
Cost of funds	1.99%	2.19%	1.95%	2.12%	1.46%
Net interest margin	4.61%	4.43%	4.05%	4.28%	4.33%
Efficiency ratio (1)	57.36%	98.86%	68.30%	76.55%	61.27%
Adjusted efficiency ratio (1)	55.95%	60.54%	68.30%	63.80%	61.27%

As of
December 31, 2024	September 30, 2024	December 31, 2023
($ in thousands except share and per share data)
CAPITAL
Tangible equity to tangible assets (1)	9.69%	8.58%	10.73%
Book value (BV) per common share	$15.86	$15.50	$15.69
Tangible BV per common share (1)	$11.71	$11.28	$13.56

ASSET QUALITY
Allowance for loan losses (ALL)	$50,540	$53,552	$22,569
Reserve for unfunded loan commitments	$3,103	$4,071	$933
Allowance for credit losses (ACL)	$53,643	$57,623	$23,502
Allowance for loan losses to nonperforming loans	1.90	x	2.08	x	1.74	x
ALL to total loans held for investment	1.61%	1.67%	1.15%
ACL to total loans held for investment	1.71%	1.80%	1.20%
30-89 days past due, excluding nonaccrual loans	$12,232	$19,110	$19
Over 90 days past due, excluding nonaccrual loans	$150	$37	$—
Special mention loans	$69,339	$93,448	$2,996
Special mention loans to total loans held for investment	2.21%	2.92%	0.15%
Substandard loans	$117,926	$104,298	$19,502
Substandard loans to total loans held for investment	3.76%	3.26%	1.00%
Nonperforming loans	$26,536	$25,698	$13,004
Nonperforming loans to total loans held for investment	0.85%	0.80%	0.66%
Other real estate owned, net	$4,083	$4,083	$—
Nonperforming assets	$30,619	$29,781	$13,004
Nonperforming assets to total assets	0.76%	0.68%	0.55%

END OF PERIOD BALANCES
Total loans, including loans held for sale	$3,156,345	$3,233,418	$1,964,791
Total assets	$4,031,654	$4,362,767	$2,360,252
Deposits	$3,398,760	$3,740,915	$1,943,556
Loans to deposits	92.9%	86.4%	101.1%
Shareholders’ equity	$511,836	$498,064	$288,152

(1)	Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

8

California BanCorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended			At or for the Year Ended
ALLOWANCE for CREDIT LOSSES	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	($ in thousands)
Allowance for loan losses
Balance at beginning of period	$53,552	$23,788	$22,705	$22,569	$17,099
Adoption of ASU 2016-13 (1)	—	—	—	—	5,027
Initial Allowance for PCD loans	—	11,216	—	11,216	—
(Reversal of) provision for credit losses (2)	(2,867)	19,711	1,131	19,520	1,731
Charge-offs	(154)	(1,163)	(1,267)	(2,774)	(1,303)
Recoveries	9	—	—	9	15
Net charge-offs	(145)	(1,163)	(1,267)	(2,765)	(1,288)
Balance, end of period	$50,540	$53,552	$22,569	$50,540	$22,569
Reserve for unfunded loan commitments (3)
Balance, beginning of period	$4,071	$819	$1,240	$933	$1,310
Adoption of ASU 2016-13 (1)	—	—	—	—	439
(Reversal of) provision for credit losses (4)	(968)	3,252	(307)	2,170	(816)
Balance, end of period	3,103	4,071	933	3,103	933
Allowance for credit losses	$53,643	$57,623	$23,502	$53,643	$23,502

ALL to total loans held for investment	1.61%	1.67%	1.15%	1.61%	1.15%
ACL to total loans held for investment	1.71%	1.80%	1.20%	1.71%	1.20%
Net charge-offs to average total loans	(0.02)%	(0.17)%	(0.26)%	(0.11)%	(0.07)%

(1)	Represents the impact of adopting ASU 2016-13, Financial Instruments - Credit Losses on January 1, 2023. As a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses is based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.
(2)	Includes $18.5 million for the three months ended September 30, 2024 and year ended December 31, 2024 related to the initial provision for credit losses for non-PCD loans acquired in the Merger.
(3)	Included in “Accrued interest and other liabilities” on the consolidated balance sheet.
(4)	Includes $2.7 million for the three months ended September 30, 2024 and year ended December 31, 2024 related to the initial provision for credit losses on unfunded commitments acquired in the Merger.

9

California BanCorp and Subsidiary

Balance Sheets (Unaudited)

	December 31, 2024	September 30, 2024	December 31, 2023
	($ in thousands)
ASSETS
Cash and due from banks	$60,471	$115,165	$33,008
Federal funds sold & interest-bearing balances	327,691	499,258	53,785
Total cash and cash equivalents	388,162	614,423	86,793

Debt securities available-for-sale, at fair value (amortized cost of $151,429, $163,384 and $136,366 at December 31, 2024, September 30, 2024 and December 31, 2023)	142,001	159,330	130,035
Debt securities held-to-maturity, at cost (fair value of $47,823, $49,487 and $50,432 at December 31, 2024, September 30, 2024 and December 31, 2023)	53,280	53,364	53,616
Loans held for sale	17,180	33,704	7,349
Loans held for investment:
Construction & land development	227,325	247,934	243,521
1-4 family residential	164,401	152,540	143,903
Multifamily	243,993	252,134	221,247
Other commercial real estate	1,767,727	1,755,908	1,024,243
Commercial & industrial	710,970	765,472	320,142
Other consumer	24,749	25,726	4,386
Total loans held for investment	3,139,165	3,199,714	1,957,442
Allowance for credit losses - loans	(50,540)	(53,552)	(22,569)
Total loans held for investment, net	3,088,625	3,146,162	1,934,873

Restricted stock at cost	30,829	27,394	16,055
Premises and equipment	13,595	13,996	13,270
Right of use asset	14,350	15,310	9,291
Other real estate owned, net	4,083	4,083	—
Goodwill	111,787	112,515	37,803
Intangible assets	22,271	23,031	1,195
Bank owned life insurance	66,636	66,180	38,918
Deferred taxes, net	43,127	45,644	11,137
Accrued interest and other assets	35,728	47,631	19,917
Total assets	$4,031,654	$4,362,767	$2,360,252

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$1,257,007	$1,368,303	$675,098
Interest-bearing NOW accounts	673,589	781,125	381,943
Money market and savings accounts	1,182,927	1,149,268	636,685
Time deposits	285,237	442,219	249,830
Total deposits	3,398,760	3,740,915	1,943,556

Borrowings	69,725	69,142	102,865
Operating lease liability	18,310	19,211	12,117
Accrued interest and other liabilities	33,023	35,435	13,562
Total liabilities	3,519,818	3,864,703	2,072,100

Shareholders’ Equity:
Common stock - 50,000,000 shares authorized, no par value; issued and outstanding 32,265,935, 32,142,427 and 18,369,115 at December 31, 2024, September 30, 2024 and December 31, 2023)	442,469	441,684	222,036
Retained earnings	76,008	59,236	70,575
Accumulated other comprehensive loss - net of taxes	(6,641)	(2,856)	(4,459)
Total shareholders’ equity	511,836	498,064	288,152
Total liabilities and shareholders’ equity	$4,031,654	$4,362,767	$2,360,252

10

California BanCorp and Subsidiary

Income Statements - Quarterly and Year-to-Date (Unaudited)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	($ in thousands except share and per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$54,791	$47,528	$29,968	$159,960	$113,951
Interest on debt securities	1,698	1,687	991	5,827	3,497
Interest on tax-exempted debt securities	305	306	353	1,223	1,655
Interest and dividends from other institutions	5,764	4,606	1,257	12,788	4,419
Total interest and dividend income	62,558	54,127	32,569	179,798	123,522

INTEREST EXPENSE
Interest on NOW, savings, and money market accounts	12,447	11,073	6,606	37,329	20,161
Interest on time deposits	4,179	5,087	2,331	15,432	6,704
Interest on borrowings	1,391	1,025	1,073	4,053	2,519
Total interest expense	18,017	17,185	10,010	56,814	29,384
Net interest income	44,541	36,942	22,559	122,984	94,138

(Reversal of) provisions for credit losses (1)	(3,835)	22,963	824	21,690	915
Net interest income after (reversal of) provision for credit losses	48,376	13,979	21,735	101,294	93,223

NONINTEREST INCOME
Service charges and fees on deposit accounts	911	1,136	507	3,140	1,946
(Loss) gain on sale of loans	(1,095)	8	—	(672)	831
Bank owned life insurance income	823	398	253	1,748	946
Servicing and related income on loans	157	82	17	307	240
Loss on sale of debt securities	—	—	(1,008)	—	(974)
Loss on sale of building and related fixed assets	—	—	—	(19)	—
Other charges and fees	208	(450)	129	256	390
Total noninterest income (expense)	1,004	1,174	(102)	4,760	3,379

NONINTEREST EXPENSE
Salaries and employee benefits	16,074	15,385	9,598	49,845	39,249
Occupancy and equipment expenses	2,314	2,031	1,678	7,242	6,231
Data processing	1,960	1,536	1,158	5,832	4,534
Legal, audit and professional	817	669	1,161	2,559	3,211
Regulatory assessments	436	544	320	1,714	1,508
Director and shareholder expenses	458	520	207	1,410	849
Merger and related expenses	643	14,605	—	16,288	—
Intangible assets amortization	1,060	687	80	1,877	389
Other real estate owned expense	220	3	—	5,246	—
Other expense	2,143	1,700	1,137	5,778	3,775
Total noninterest expense	26,125	37,680	15,339	97,791	59,746
Income (loss) before income taxes	23,255	(22,527)	6,294	8,263	36,856
Income tax expense (benefit)	6,483	(6,063)	1,882	2,830	10,946
Net income (loss)	$16,772	$(16,464)	$4,412	$5,433	$25,910

Net income (loss) per share - basic	$0.52	$(0.59)	$0.24	$0.22	$1.42
Net income (loss) per share - diluted	$0.51	$(0.59)	$0.24	$0.22	$1.39
Weighted average common shares-diluted	32,698,714	27,705,844	18,727,519	24,623,397	18,656,742
Pre-tax, pre-provision income (2)	$19,420	$436	$7,118	$29,953	$37,771

(1)	Included (reversal of) provision for unfunded loan commitments of $(1.0) million, $3.3 million and $(307) thousand for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively, and $2.2 million and $(816) thousand for the years ended December 31, 2024 and 2023, respectively
(2)	Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

11

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$3,184,918	$54,791	6.84%	$2,783,581	$47,528	6.79%	$1,954,396	$29,968	6.08%
Taxable debt securities	147,895	1,698	4.57%	149,080	1,687	4.50%	113,375	991	3.47%
Tax-exempt debt securities (1)	53,607	305	2.87%	53,682	306	2.87%	58,644	353	3.02%
Deposits in other financial institutions	422,032	5,123	4.83%	161,616	2,215	5.45%	56,313	759	5.35%
Fed funds sold/resale agreements	3,353	38	4.51%	143,140	1,886	5.24%	9,008	125	5.51%
Restricted stock investments and other bank stock	30,341	603	7.91%	24,587	505	8.17%	16,394	373	9.03%
Total interest-earning assets	3,842,146	62,558	6.48%	3,315,686	54,127	6.49%	2,208,130	32,569	5.85%
Total noninterest-earning assets	326,601			277,471			137,193
Total assets	$4,168,747			$3,593,157			$2,345,323

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$704,017	$3,784	2.14%	$617,373	$2,681	1.73%	$362,579	$1,860	2.04%
Money market and savings accounts	1,192,692	8,663	2.89%	999,322	8,392	3.34%	669,391	4,746	2.81%
Time deposits	359,111	4,179	4.63%	421,241	5,087	4.80%	208,700	2,331	4.43%
Total interest-bearing deposits	2,255,820	16,626	2.93%	2,037,936	16,160	3.15%	1,240,670	8,937	2.86%
Borrowings:
FHLB advances	—	—	—%	611	9	5.86%	56,380	802	5.64%
Subordinated debt	69,420	1,391	7.97%	52,246	1,016	7.74%	17,854	271	6.02%
Total borrowings	69,420	1,391	7.97%	52,857	1,025	7.71%	74,234	1,073	5.73%
Total interest-bearing liabilities	2,325,240	18,017	3.08%	2,090,793	17,185	3.27%	1,314,904	10,010	3.02%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,283,591			1,031,844			721,169
Other liabilities	55,007			41,962			27,178
Shareholders’ equity	504,909			428,558			282,072
Total Liabilities and Shareholders’ Equity	$4,168,747			$3,593,157			$2,345,323

Net interest spread			3.40%			3.22%			2.83%
Net interest income and margin		$44,541	4.61%		$36,942	4.43%		$22,559	4.05%
Cost of deposits	$3,539,411	$16,626	1.87%	$3,069,780	$16,160	2.09%	$1,961,839	$8,937	1.81%
Cost of funds	$3,608,831	$18,017	1.99%	$3,122,637	$17,185	2.19%	$2,036,073	$10,010	1.95%

(1)	Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.
(2)	Average noninterest-bearing deposits represent 36.27%, 33.61% and 36.76% of average total deposits for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively.

12

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Year Ended
	December 31, 2024			December 31, 2023
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$2,443,127	$159,960	6.55%	$1,918,443	$113,951	5.94%
Taxable debt securities	136,984	5,827	4.25%	107,021	3,497	3.27%
Tax-exempt debt securities (1)	53,721	1,223	2.88%	65,674	1,655	3.19%
Deposits in other financial institutions	171,939	8,692	5.06%	46,826	2,434	5.20%
Fed funds sold/resale agreements	43,990	2,319	5.27%	18,114	923	5.10%
Restricted stock investments and other bank stock	22,137	1,777	8.03%	15,930	1,062	6.67%
Total interest-earning assets	2,871,898	179,798	6.26%	2,172,008	123,522	5.69%
Total noninterest-earning assets	224,018			134,225
Total assets	$3,095,916			$2,306,233

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$511,425	$10,644	2.08%	$308,537	$5,161	1.67%
Money market and savings accounts	911,684	26,685	2.93%	673,176	15,000	2.23%
Time deposits	324,249	15,432	4.76%	180,219	6,704	3.72%
Total interest-bearing deposits	1,747,358	52,761	3.02%	1,161,932	26,865	2.31%
Borrowings:
FHLB advances	19,543	1,103	5.64%	26,390	1,434	5.43%
Subordinated debt	39,479	2,950	7.47%	17,818	1,085	6.09%
Total borrowings	59,022	4,053	6.87%	44,208	2,519	5.70%
Total interest-bearing liabilities	1,806,380	56,814	3.15%	1,206,140	29,384	2.44%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	873,043			801,882
Other liabilities	36,677			24,865
Shareholders’ equity	379,816			273,346
Total Liabilities and Shareholders’ Equity	$3,095,916			$2,306,233

Net interest spread			3.11%			3.25%
Net interest income and margin		$122,984	4.28%		$94,138	4.33%
Cost of deposits	$2,620,401	$52,761	2.01%	$1,963,814	$26,865	1.37%
Cost of funds	$2,679,423	$56,814	2.12%	$2,008,022	$29,384	1.46%

(1)	Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.
(2)	Average noninterest-bearing deposits represent 33.32%, and 40.83% of average total deposits for the year ended December 31, 2024 and December 31, 2023, respectively.

13

California BanCorp and Subsidiary

GAAP to Non-GAAP Reconciliation

(Unaudited)

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) adjusted net income (loss), (2) efficiency ratio, (3) adjusted efficiency ratio, (4) pre-tax pre-provision income, (5) adjusted pre-tax pre-provision income, (6) average tangible common equity, (7) adjusted return on average assets, (8) adjusted return on average equity, (9) return on average tangible common equity, (10) adjusted return on average tangible common equity, (11) tangible common equity, (12) tangible assets, (13) tangible common equity to tangible asset ratio, and (14) tangible book value per share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	($ in thousands)
Adjusted net income
Net income (loss)	$16,772	$(16,464)	$4,412	$5,433	$25,910
Add: After-tax Day1 provision for non PCD loans and unfunded loan commitments (1)	—	14,978	—	14,978	—
Add: After-tax merger and related expenses (1)	453	10,576	—	11,988	—
Adjusted net income (non-GAAP)	$17,225	$9,090	$4,412	$32,399	$25,910

Efficiency Ratio
Noninterest expense	$26,125	$37,680	$15,339	$97,791	$59,746
Deduct: Merger and related expenses	643	14,605	—	16,288	—
Adjusted noninterest expense	25,482	23,075	15,339	81,503	59,746

Net interest income	44,541	36,942	22,559	122,984	94,138
Noninterest income (expense)	1,004	1,174	(102)	4,760	3,379
Total net interest income and noninterest income	$45,545	$38,116	$22,457	$127,744	$97,517
Efficiency ratio (non-GAAP)	57.4%	98.9%	68.3%	76.6%	61.3%
Adjusted efficiency ratio (non-GAAP)	55.9%	60.5%	68.3%	63.8%	61.3%

Pre-tax pre-provision income
Net interest income	$44,541	$36,942	$22,559	$122,984	$94,138
Noninterest income (expense)	1,004	1,174	(102)	4,760	3,379
Total net interest income and noninterest income	45,545	38,116	22,457	127,744	97,517
Less: Noninterest expense	26,125	37,680	15,339	97,791	59,746
Pre-tax pre-provision income (non-GAAP)	19,420	436	7,118	29,953	37,771
Add: Merger and related expenses	643	14,605	—	16,288	—
Adjusted pre-tax pre-provision income (non-GAAP)	$20,063	$15,041	$7,118	$46,241	$37,771

(1)	After-tax Day 1 provision for non-PCD loans and unfunded commitments and merger and related expenses are presented using a 29.56% tax rate.

14

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	($ in thousands)
Return on Average Assets, Equity, and Tangible Equity
Net income (loss)	$16,772	$(16,464)	$4,412	$5,433	$25,910
Adjusted net income (non-GAAP)	$17,225	$9,090	$4,412	$32,399	$25,910

Average assets	$4,168,747	$3,593,157	$2,345,323	$3,095,916	$2,306,233
Average shareholders’ equity	504,909	428,558	282,072	379,816	273,346
Less: Average intangible assets	135,073	104,409	39,035	79,366	39,195
Average tangible common equity (non-GAAP)	$369,836	$324,149	$243,037	$300,450	$234,151

Return on average assets	1.60%	(1.82%)	0.75%	0.18%	1.12%
Adjusted return on average assets (non-GAAP)	1.64%	1.01%	0.75%	1.05%	1.12%
Return on average equity	13.21%	(15.28%)	6.21%	1.43%	9.48%
Adjusted return on average equity (non-GAAP)	13.57%	8.44%	6.21%	8.53%	9.48%
Return on average tangible common equity (non-GAAP)	18.04%	(20.21%)	7.20%	1.81%	11.07%
Adjusted return on average tangible common equity (non-GAAP)	18.53%	11.16%	7.20%	10.78%	11.07%

	December 31, 2024	December 31, 2023
	($ in thousands except share and per share data)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$511,836	$288,152
Less: Intangible assets	134,058	38,998
Tangible common equity (non-GAAP)	$377,778	$249,154

Total assets	$4,031,654	$2,360,252
Less: Intangible assets	134,058	38,998
Tangible assets (non-GAAP)	$3,897,596	$2,321,254

Equity to asset ratio	12.70%	12.21%
Tangible common equity to tangible asset ratio (non-GAAP)	9.69%	10.73%
Book value per share	$15.86	$15.69
Tangible book value per share (non-GAAP)	$11.71	$13.56
Shares outstanding	32,265,935	18,369,115

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

California Bank of Commerce, N.A.

kmccabe@bankcbc.com

818.637.7065

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